EXHIBIT 99.1

Star Group, L.P. Reports Fiscal 2021 First Quarter Results

STAMFORD, Conn., Feb. 03, 2021 (GLOBE NEWSWIRE) -- Star Group, L.P. (the "Company" or "Star") (NYSE:SGU), a home energy distributor and services provider, today announced financial results for the fiscal 2021 first quarter ended December 31, 2020.

Three Months Ended December 31, 2020 Compared to the Three Months Ended December 31, 2019
For the fiscal 2021 first quarter, Star reported a 26.6 percent decrease in total revenue to $373.3 million compared with $508.9 million in the prior-year period, reflecting a decline in selling prices in response to lower wholesale product costs and a decrease in total volume sold.

The volume of home heating oil and propane sold during the fiscal 2021 first quarter decreased by 17.6 million gallons, or 16.4 percent, to 89.5 million gallons due to the impact of warmer weather, net customer attrition, and other factors. Temperatures in Star's geographic areas of operation for the fiscal 2021 first quarter were 13.5 percent warmer than during the fiscal 2020 first quarter and 15.5 percent warmer than normal, as reported by the National Oceanic and Atmospheric Administration.

Star’s net income rose by $10.1 million in the quarter, to $37.9 million, primarily due to a favorable change in the fair value of derivative instruments of $11.0 million, and lower depreciation and amortization expense of $1.1 million, partially offset by an increase in income tax expense of $3.0 million.

First quarter Adjusted EBITDA improved by $0.3 million, to $45.3 million, as the impact of higher per gallon home heating oil and propane margins, $16.3 million of lower operating expenses (including a $7.0 million favorable change in the impact from the Company’s weather hedge), and a $1.1 million improvement in net service and installation profitability more than offset the impact from a decrease in volume of home heating oil and propane sold. As of December 31, 2020, Star recorded a benefit of $4.0 million under its weather hedging contract, reducing delivery and branch expense. The final benefit (if any) for fiscal 2021 may be lower or higher depending on the accumulation of actual heating degree-days recorded in the period January 1, 2021 through March 31, 2021. Temperatures recorded for January 2021 were warmer than normal.

“We began fiscal 2021 well positioned even in the face of a pandemic,” said Jeff Woosnam, Star Group’s President and Chief Executive Officer. “While the impact from COVID-19 on the heating season has been muted, our performance reflects 13.5 percent warmer weather within our footprint – dampening demand for home heating oil and propane. However, we maintained our focus on cost discipline and customer service while acquiring two propane dealers in late December that will add, in aggregate, roughly 7 million gallons of product annually. We also repurchased 2.6 million common units during the quarter as part of our ongoing unit repurchase plan. As we navigate through the remainder of fiscal 2021, we are confident in our ability to continue providing the best possible customer experience and strong bottom line results during the quarters to come.”

EBITDA and Adjusted EBITDA (Non-GAAP Financial Measures)
EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization) and Adjusted EBITDA (Earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, other income (loss), net, multiemployer pension plan withdrawal charge, gain or loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges) are non-GAAP financial measures that are used as supplemental financial measures by management and external users of the Company’s financial statements, such as investors, commercial banks and research analysts, to assess Star’s position with regard to the following:

  compliance with certain financial covenants included in our debt agreements;
  financial performance without regard to financing methods, capital structure, income taxes or historical cost basis;
  operating performance and return on invested capital compared to those of other companies in the retail distribution of refined petroleum products, without regard to financing methods and capital structure;
  ability to generate cash sufficient to pay interest on our indebtedness and to make distributions to our partners; and
  the viability of acquisitions and capital expenditure projects and the overall rates of return of alternative investment opportunities.

The method of calculating Adjusted EBITDA may not be consistent with that of other companies, and EBITDA and Adjusted EBITDA both have limitations as analytical tools and so should not be viewed in isolation but in conjunction with measurements that are computed in accordance with GAAP. Some of the limitations of EBITDA and Adjusted EBITDA are as follows:

  EBITDA and Adjusted EBITDA do not reflect cash used for capital expenditures;
  although depreciation and amortization are non-cash charges, the assets being depreciated or amortized often will have to be replaced and EBITDA and Adjusted EBITDA do not reflect the cash requirements for such replacements;
  EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, working capital;
  EBITDA and Adjusted EBITDA do not reflect the cash necessary to make payments of interest or principal on indebtedness; and
  EBITDA and Adjusted EBITDA do not reflect the cash required to pay taxes.

REMINDER:
Members of Star's management team will host a webcast and conference call at 11:00 a.m. Eastern Time tomorrow, February 4, 2021. The webcast will be accessible on the company’s website, at www.stargrouplp.com, and the telephone number for the conference call is 877-327-7688 (or 412-317-5112 for international callers).

About Star Group, L.P.
Star Group, L.P. is a full service provider specializing in the sale of home heating products and services to residential and commercial customers to heat their homes and buildings. The Company also sells and services heating and air conditioning equipment to its home heating oil and propane customers and, to a lesser extent, provides these offerings to customers outside of its home heating oil and propane customer base. In certain of Star's marketing areas, the Company provides plumbing services, primarily to its home heating oil and propane customer base. Star also sells diesel, gasoline and home heating oil on a delivery only basis. We believe Star is the nation's largest retail distributor of home heating oil based upon sales volume. Including its propane locations, Star serves customers in the more northern and eastern states within the Northeast and Mid-Atlantic U.S. regions. Additional information is available by obtaining the Company's SEC filings at www.sec.gov and by visiting Star's website at www.stargrouplp.com, where unit holders may request a hard copy of Star’s complete audited financial statements free of charge.

Forward Looking Information
This news release includes "forward-looking statements" which represent the Company’s expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the severity and duration of the novel coronavirus, or COVID-19, pandemic, the pandemic’s impact on the U.S. and global economies, the timing, scope and effectiveness of federal, state and local governmental responses to the pandemic, the effect of weather conditions on our financial performance; the price and supply of the products that we sell; the consumption patterns of our customers; our ability to obtain satisfactory gross profit margins; our ability to obtain new customers and retain existing customers; our ability to make strategic acquisitions; the impact of litigation; our ability to contract for our current and future supply needs; natural gas conversions; future union relations and the outcome of current and future union negotiations; the impact of current and future governmental regulations, including climate change, environmental, health and safety regulations; the ability to attract and retain employees; customer creditworthiness; counterparty creditworthiness; marketing plans; potential cyber-attacks; general economic conditions and new technology. All statements other than statements of historical facts included in this news release are forward-looking statements. Without limiting the foregoing, the words "believe," "anticipate," "plan," "expect," "seek," "estimate" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading "Risk Factors" and "Business Strategy" in our Annual Report on Form 10-K (the "Form 10-K") for the fiscal year ended September 30, 2020. Important factors that could cause actual results to differ materially from the Company’s expectations ("Cautionary Statements") are disclosed in this news release and in the Company’s Form 10-K and our Quarterly Reports on Form 10-Q. Currently, one of the most significant factors, however, is the potential adverse effect of the pandemic of the novel coronavirus, or COVID-19, on the financial condition, results of operations, cash flows and performance of the Company and its customers and counterparties and the global economy and financial markets. The extent to which COVID-19 impacts us and our customers will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact, and the direct and indirect economic effects of the pandemic and containment measures, among others. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

(financials follow)

STAR GROUP, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
	2020	2020
(in thousands)	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$18,847	$56,911
Receivables, net of allowance of $5,185 and $6,121, respectively	147,011	83,594
Inventories	56,902	50,256
Fair asset value of derivative instruments	5,197	—
Prepaid expenses and other current assets	38,478	29,554
Assets held for sale	—	6,030
Total current assets	266,435	226,345
Property and equipment, net	98,332	93,495
Operating lease right-of-use assets	100,222	99,776
Goodwill	255,425	240,327
Intangibles, net	103,440	90,293
Restricted cash	250	250
Captive insurance collateral	69,988	69,787
Deferred charges and other assets, net	19,322	18,343
Total assets	$913,414	$838,616
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities
Accounts payable	$41,924	$30,827
Liabilities held for sale	—	1,265
Revolving credit facility borrowings	59,341	—
Fair liability value of derivative instruments	—	11,437
Current maturities of long-term debt	13,000	13,000
Current portion of operating lease liabilities	19,200	19,139
Accrued expenses and other current liabilities	133,713	127,286
Unearned service contract revenue	68,063	58,430
Customer credit balances	74,626	83,471
Total current liabilities	409,867	344,855
Long-term debt	106,606	109,805
Long-term operating lease liabilities	86,419	85,908
Deferred tax liabilities, net	20,908	17,227
Other long-term liabilities	26,998	25,001
Partners' capital
Common unitholders	279,873	273,283
General partner	(2,447)	(2,506)
Accumulated other comprehensive loss, net of taxes	(14,810)	(14,957)
Total partners' capital	262,616	255,820
Total liabilities and partners' capital	$913,414	$838,616

STAR GROUP, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,
(in thousands, except per unit data - unaudited)	2020	2019
Sales:
Product	$300,332	$432,688
Installations and services	72,988	76,257
Total sales	373,320	508,945
Cost and expenses:
Cost of product	172,147	287,673
Cost of installations and services	69,303	73,669
(Increase) decrease in the fair value of derivative instruments	(17,395)	(6,417)
Delivery and branch expenses	80,687	96,726
Depreciation and amortization expenses	7,957	9,050
General and administrative expenses	6,241	6,506
Finance charge income	(406)	(713)
Operating income	54,786	42,451
Interest expense, net	(1,851)	(2,679)
Amortization of debt issuance costs	(247)	(235)
Income before income taxes	52,688	39,537
Income tax expense	14,828	11,782
Net income	$37,860	$27,755
General Partner's interest in net income	296	192
Limited Partners' interest in net income	$37,564	$27,563

Per unit data (Basic and Diluted):
Net income available to limited partners	$0.89	$0.58
Dilutive impact of theoretical distribution of earnings	0.15	0.09
Basic and diluted income per Limited Partner Unit:	$0.74	$0.49

Weighted average number of Limited Partner units outstanding (Basic and Diluted)	42,246	47,266

SUPPLEMENTAL INFORMATION
STAR GROUP, L.P. AND SUBSIDIARIES

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(Unaudited)

	Three Months Ended December 31,
(in thousands)	2020	2019
Net income	$37,860	$27,755
Plus:
Income tax expense	14,828	11,782
Amortization of debt issuance costs	247	235
Interest expense, net	1,851	2,679
Depreciation and amortization	7,957	9,050
EBITDA	62,743	51,501
(Increase) / decrease in the fair value of derivative instruments	(17,395)	(6,417)
Adjusted EBITDA	45,348	45,084
Add / (subtract)
Income tax expense	(14,828)	(11,782)
Interest expense, net	(1,851)	(2,679)
(Recovery) provision for losses on accounts receivable	(476)	1,010
Decrease in accounts receivables	(62,989)	(85,745)
Decrease in inventories	(7,177)	(15,427)
Increase in customer credit balances	(8,987)	(15,898)
Change in deferred taxes	3,601	1,336
Change in other operating assets and liabilities	20,358	32,510
Net cash used in operating activities	$(27,001)	$(51,591)
Net cash used in investing activities	$(35,903)	$(7,663)
Net cash provided by financing activities	$24,840	$68,897

Home heating oil and propane gallons sold	89,500	107,100
Other petroleum products	37,700	41,400
Total all products	127,200	148,500

 Source: Star Group, L.P.

CONTACT:
Star Group, L.P.	Chris Witty
Investor Relations	Darrow Associates
203/328-7310	646/438-9385 or cwitty@darrowir.com